EXECUTIVE EMPLOYMENT AGREEMENT



        EXECUTIVE EMPLOYMENT AGREEMENT, made as of November 7, 2006 by and between STEAMBOAT SKI & RESORT CORPORATION, a Delaware corporation (the "Company"), and Christopher Diamond (the "Executive").

        WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be so employed, on the terms and subject to the conditions set forth in this agreement (the "Agreement");

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration the parties hereto hereby agree as follows:

     1. Employment: Term. The Company hereby agrees to continue to employ the Executive, and the Executive agrees to continue to be so employed by the Company, upon the terms and subject to the conditions set forth herein, commencing on October 1, 2006 (the "Effective Date") and ending on July 31, 2007 unless earlier terminated in accordance with Section 4 of this Agreement; provided, however, that upon the consummation of a Change in Control (as defined in Section 4(f) hereof), the term shall be extended for a period of two (2) years following the Change in Control (the initial period together with any such extension shall be referred to hereinafter as the "Term").

     2. Position: Conduct.

     (a) During the Term, the Executive will hold the title and office of, and serve in the position of President of the Company (unless the Executive consents to such other title). The Executive shall undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity, and shall perform such other specific duties and services as the Board of Directors (the "Board") shall reasonably request consistent with the Executive's position.

     (b) During the Term, the Executive agrees to devote his full business time and attention to the business and affairs of the Company and to faithfully and diligently perform, to the best of his ability, all of his duties and responsibilities hereunder. Nothing in this Agreement shall preclude the Executive from devoting reasonable time and attention to (i) serving, with the written approval of the Board as a director, trustee or member of any committee of any organization, (ii) engaging in charitable and community activities and
(iii) managing his personal investments and affairs and (iv) maintaining his ownership and/or controlling interest in the Alpine Traders Ski Shop located in West Dover, Vermont; provided that the activities set forth in clause (i), (ii) and (iii) do not involve any material conflict of interest with the interests of the Company or, individually or collectively, interfere materially with the performance by the Executive of his duties and responsibilities under this Agreement.

     (c) The Executive's office and place of rendering his services under this Agreement shall be in the principal executive offices of the Company, which shall be in the Steamboat Springs, Colorado area.


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     3. Salary: Additional Compensation: Perquisites and Benefits.

     (a) Salary. During the Term, the Company shall pay the Executive a base salary (the "Base Salary") at an annual rate of not less than $284,313.12. Subject to annual review, such Base Salary may be increased from time to time. Base Salary shall be paid in periodic installments in accordance with the Company's standard practice, but not less frequently than semi-monthly.

     (b) Bonus. For each fiscal year (August 1 through July 31) during the Term, the Executive shall be eligible to receive a bonus from the Company (the "Annual Bonus"). The award and amount of the Annual Bonus shall be contingent upon the Company's achievement of predefined operating or performance goals and other criteria established by the Compensation Committee of the Board, which shall give the Executive the opportunity to earn an Annual Bonus equal to 20% of his Base Salary.

     (c) Change in Control Bonus. Upon the consummation of a Change in Control (as such term is defined in Section 4(f) hereof) that occurs during the Term, the Company shall pay the Executive a cash award (the "Change in Control Bonus") in an amount calculated pursuant to the terms of the November 7, 2006 "Change in Control Bonus Award Letter" from the Compensation Committee of the Board of Directors of American Skiing Company (the "Compensation Committee") to the Executive. If a Change in Control occurs during the Term, the Change in Control Bonus shall be payable on the later of (i) thirty (30) days following the consummation of the Change in Control and (ii) January 1, 2007.

     (d) Employee Benefits. During the Term, the Executive shall participate in all plans maintained for the benefit of the Company's employees on the same basis and subject to the same qualifications as other senior executive officers.

     (e) Equity. The Executive has previously been granted options to purchase shares of American Skiing Company common stock. The terms and conditions of such option shall continue to be governed by the Stock Option Agreements executed by and between American Skiing Company and the Executive dated as of January 1, 2000, October 22, 1998, and November 15, 1997.

     (f) Expenses. The Company shall reimburse the Executive, in accordance with its standard policies from time to time in effect, for all out-of-pocket business expenses as may be incurred by the Executive in the performance of his duties under this Agreement.

     (g) Vacation. The Executive shall be entitled to vacation time to be credited and taken in accordance with the Company's policy from time to time in effect for senior executives, which in any event shall not be less than a total of four (4) weeks per calendar year.

     4. Termination and Severance.

     (a) Death or Disability. The Term shall terminate immediately upon the Executive's death or upon thirty (30) days prior written notice by the Company, in the case of a determination of the Executive's Disability. As used herein the term "Disability" means the Executive's inability to perform his duties and


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responsibilities under this Agreement for a period of more than 60 consecutive days, or for more than 120 days, whether or not continuous, during any 180-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician reasonably satisfactory to both the Executive and the Company and paid for by the Company whose decision shall be final and binding on the Executive and the Company; provided that if the parties cannot agree as to a physician, then each shall select and pay for a physician and these two together shall select a third physician whose fee shall be borne equally by the Executive and the Company and whose determination of Disability shall be binding on the Executive and the Company.

     If the Term is terminated upon the Executive's death or Disability, the Company shall pay to the Executive's estate or the Executive, as the case may be, a lump sum payment equal to (i) the Executive's Base Salary through such termination date, (ii) a pro rata portion of the Executive's Annual Bonus with respect to the fiscal year in which the termination occurred plus (iii) any accrued but unpaid vacation through the date of such termination.

     (b) Termination for Cause. The Term may be terminated by the Company upon ten (10) days written notice to the Executive following the occurrence of any event constituting "Cause" as defined below. If the Term is terminated by the Company for Cause, the Company will pay the Executive an aggregate amount equal to the Executive's accrued and unpaid Base Salary and vacation pay through the date of such termination. For purposes of this Agreement, "Cause" shall mean the Executive's (i) failure or refusal to perform or observe any of his duties, responsibilities or obligations set forth in this Agreement; (ii) any willful and intentional act of the Executive involving malfeasance, fraud, theft, misappropriation of funds, embezzlement or dishonesty affecting the Company; or
(iii) the Executive's conviction of, or a plea of guilty or nolo contendere to, an offense which is a felony in the jurisdiction involved or any lesser crime involving Company property.

     (c) Termination by the Executive without Good Reason. If the Term is terminated by the Executive other than because of death, Disability or for Good Reason (as such term is defined in Section 4(f) hereof), the Company shall pay to the Executive an aggregate amount equal to the Executive's accrued and unpaid Base Salary and vacation through the date of such termination.

     (d) Termination By the Company without Cause (other than on account of death or Disability) or by the Executive for Good Reason. Subject to Section 4(e) hereof, if the Term is terminated by the Company without Cause (other than by reason of death or Disability), or if the Executive terminates the Term for Good Reason (as defined below), the Company shall pay the Executive a lump sum payment within thirty (30) days following such termination equal to one (1) times the Executive's Annual Base Salary as in effect as of the date of such termination.

     (e) INTENTIONALLY OMITTED.



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     (f) Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth in this section 4(f):

         (i) "Good Reason" shall mean the occurrence of any of the following, without the prior written consent of the Executive: (A) a material reduction in the Executive's compensation, (B) assignment to the Executive of duties materially inconsistent with the Executive's position as described in Section 2(a) hereof or (C) any significant diminution in the Executive's duties or responsibilities, other than in connection with the termination of the Executive's employment for Cause, Disability or as a result of the Executive's death or by the Executive other than for Good Reason;

         (ii) "Change in Control" shall mean the occurrence of any one of the following events:

              (A) the acquisition (other than from the Company) by any "Person" (as the term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty (50%) percent or more of the combined voting power of the Company's then outstanding voting securities, other than any Person holding fifty (50%) percent or more of such combined voting power on the date hereof; or

              (B) approval by stockholders of the Company of (a) a merger or consolidation involving the Company in which the stockholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty (50%) percent of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the securities of the Company outstanding immediately before such merger or consolidation or (b) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company, subject to the consummation of the events described in clauses (a) and (b).

     (g) Mitigation. Under no circumstances shall the Executive, upon termination of his employment hereunder, be required to seek alternative employment and, in the event the Executive does secure other employment, no other compensation or other benefits received in respect of such employment shall be set-off or in any other way limit or reduce the obligations of the Company under this Section 4.

     5. Confidential Information.

        The Executive acknowledges that the Company and its subsidiaries or affiliated ventures ("Company Affiliates") own and have developed and compile, and will in the future own, develop and compile certain Confidential Information (as defined below) and that during the course of his rendering services hereunder Confidential Information will be disclosed to the Executive by the Company Affiliates. The Executive hereby agrees that, during the Term and for a period of three years thereafter, he will not use or disclose, furnish or make accessible to anyone, directly or indirectly, any Confidential Information of Company Affiliates.


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        As used herein, the term "Confidential Information" means any trade secrets, confidential or proprietary information, or other knowledge, know-how, information, documents or materials, owned developed or possessed by any Company Affiliate pertaining to its businesses the confidentiality of which such company takes reasonable measures to protect, including, but not limited to, trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, developments, test results, reports, specifications, data, formats, marketing data and business plans and strategies, agreements and other forms of documents, expansion plans, budgets, projections, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to disclosure to the Executive,
(ii) becomes generally known or generally available to the public subsequent to its disclosure to the Executive through no wrongful act of the Executive, (iii) is or becomes available to the Executive from sources other than Company Affiliates whereby such sources are not known to the Executive to be under any duty of confidentiality with respect thereto, (iv) the Executive is required to disclose by applicable law or regulation or by order of any court or federal, state or local regulatory or administrative body (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company, at the Company's sole expense, in seeking a protective order or other appropriate protection of such information) or (v) known to Executive prior to his employment with the Company.

     6. Non-Competition/Nonsolicitation.

     (a) The Executive recognizes and acknowledges that the services to be performed by him hereunder are special, unique and extraordinary and the Executive further acknowledges and recognizes the highly competitive nature of the business of the Company. The Executive understands that the provisions of this Section 6 may limit the Executive's ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to the Executive, and (v) the consideration provided hereunder is sufficient to compensate the Executive for the restrictions contained in such provisions. In consideration thereof and in light of the Executive's education, skills and liabilities, the Executive agrees that the Executive will not assert in any forum that such provisions prevent the Executive from earning a living or otherwise are void or unenforceable or should be held unenforceable.

     Accordingly, the Executive agrees that during the Employment Term and for a period of six (6) months following termination of employment, the Executive will not, directly or indirectly, as an officer, director, stockholder, partner, member, associate, employee, consultant, owner, agent, creditor, co-venturer or otherwise, become or be financially interested in or be associated with any other person or entity, in any state in the United States in which the Company has operations at the date of his termination of employment, in a "Competitive Business" with that of the Company at such time. For purposes of the Agreement, a Competitive Business shall mean any ski resort within a 100 mile radius of the Steamboat Ski and Resort facilities. The Executive's ownership of shares in Company Affiliates and the ownership, directly or indirectly, of not more than five percent (5%) of the issued and outstanding stock of any corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market, shall not in any event be deemed to be a violation of the provisions of this Section 6.


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     (b) During the Employment Term and for a period of twelve (12) months thereafter, the Executive shall not (i) directly or indirectly, (A) solicit or encourage any employee of the Company to leave the employment of the Company, or
(B) hire any such employee who has left the employment of the Company (other than as a result of the termination of such employment by the Company) within six (6) months after the termination of such employee's employment with the Company, and (ii) directly or indirectly, solicit or encourage to cease to work with the Company any consultant then under contract with the Company.

     (c) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against the Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in the Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     7. Specific Performance.

     (a) The Executive acknowledges that the services to be rendered by him hereunder are of a special, unique, extraordinary and personal character and that the Company would sustain irreparable harm in the event of a violation by the Executive of Section 5 or 6 of this Agreement. Therefore, in addition to any other remedies available, the Company shall be entitled to specific enforcement and/or injunction from any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement without proving actual damages or posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

     (b) If any of the restrictions on activities of the Executive contained in
Section 6 hereof shall for any reason be held by a court of competent jurisdiction to be excessively broad, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the maximum extent comparable with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

     8. Withholding. The parties agree that all payments to be made to the Executive by the Company pursuant to the Agreement shall be subject to all applicable withholding obligations of the Company.


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     9. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered personally, four (4) days after being mailed if sent by registered or certified mail, postage pre-paid, or by one (1) day after delivery if sent by air courier (for next-day delivery) with evidence or receipt thereof or by facsimile with receipt confirmed by the addressee. Such notices shall be addressed respectively:

                            If to the Executive, to:

                            Christopher Diamond
                            P.O. Box 774763
                            Steamboat Springs, CO  80477


                            If to the Company, to:

                            Steamboat Ski & Resort Corporation
                            2305 Mount Werner Circle
                            Steamboat Springs, Colorado  80487
                            Attn:  Board of Directors

                            With a copy to:

                            American Skiing Company
                            One Monument Way
                            Portland, ME 04101
                            Attn:  General Counsel

or to any other address of which such party may have given notice to the other parties in the manner specified above.

     10. Miscellaneous.

     (a) This Agreement is a personal contract calling for the provisions of unique services by the Executive, and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of the Company hereunder will be binding upon and run in favor of their respective successors and assigns.

     (b) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to conflict of laws principles.

     (c) The headings of the various sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.


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     (d) The provisions of this Agreement that by their terms call for performance subsequent to the expiration or termination of the Term shall survive such expiration or termination.

     With the exception of (i) any Stock Option Agreements entered into by and between the Executive and American Skiing Company and (ii) the November 7, 2006 "Change in Control Bonus Award Letter" from the Compensation Committee to the Executive, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among Executive, the Company and/or American Skiing Company with respect to the subject matter hereof (including without limitation any letter agreement or other correspondence entered into prior to the Effective Date), all of which shall be terminated on the Effective Date. Without limiting the generality of the preceding sentence, the Executive, the Company and American Skiing Company agree and acknowledge that the Executive no longer has any rights under the American Skiing Company Phantom Equity Plan. In addition, the parties hereto hereby waive all rights such party may have under all other prior agreements and undertakings, both written and oral, between the parties hereto, with respect to the subject matter hereof.


                            [SIGNATURE PAGE FOLLOWS]




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                                        EXECUTIVE



                                        By: /s/Christopher Diamond
                                            ----------------------------
                                               Christopher Diamond


                                        STEAMBOAT SKI & RESORT CORPORATION



                                        By: /s/William J. Fair
                                            -----------------------------
                                               William J. Fair

                                        Its: Chief Executive Officer